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                                                                 EXHIBIT 10.15


                           NON-COMPETITION AGREEMENT

         NON-COMPETITION AGREEMENT, dated as of November 5, 1999, between ORION POWER HOLDINGS, INC., a Delaware corporation (the "Company") and TOKYO ELECTRIC POWER COMPANY INTERNATIONAL, B.V., a corporation organized under the laws of the Netherlands ("TEPCO International").

                                   WITNESSETH

         WHEREAS, GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("GSCP"), and CONSTELLATION POWER SOURCE, INC., a Delaware corporation ("Constellation"), as of March 10, 1998, caused the formation of the Company and entered into a Stockholders' Agreement relating thereto (the "Original Stockholders' Agreement");

         WHEREAS, the Company has been formed for the purpose of investing in and managing the operations of electric generating assets in the United States and Canada (the "Portfolio Assets");

         WHEREAS, as of June 25, 1999, the Company, GSCP and Constellation amended and restated the Original Stockholders' Agreement in its entirety (the "First Amended and Restated Stockholders' Agreement");

         WHEREAS, as of September 29, 1999, and October 4, 1999 Mitsubishi Corporation ("Mitsubishi") and TEPCO International, respectively entered into Subscription Agreements pursuant to which the Company committed to issue, and Mitsubishi and TEPCO International committed to purchase, 77,419.355 and 51,612.903 shares, respectively, of Common Stock at the price of $1,550.00 per share, for an aggregate purchase price of $120,000,000.00 and $80,000,000.00, respectively;

         WHEREAS, as of the date hereof, the Company, GSCP, Constellation, Mitsubishi, TEPCO International and the other parties named therein amended and restated the First Amended and Restated Stockholders' Agreement in its entirety (the "Second Amended and Restated Stockholders' Agreement"); and

         WHEREAS, the parties hereto intend to establish terms pursuant to which TEPCO International and any Affiliate of TEPCO International (collectively, the "TEPCO International Group") may engage in the acquisition of Facilities.

         NOW, THEREFORE, in consideration of the promises and of the mutual commitments and obligations hereinafter set forth, the parties hereto hereby agree as follows:







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         SECTION 1.  Definitions.  As used herein, the following terms shall have the following meanings:

         "Auction" means the attempted sale of a Facility or Facilities pursuant to which the owner of the Facility or Facilities has stated or announced that it intends to have or is having discussions, for the purpose of soliciting a bid or bids, with respect to such sale of the Facility or Facilities, or interests therein with more than one potential buyer.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

         "Facility" means an electric generating facility in the United States or Canada that, at the time of any purchase or attempted purchase, is either fully constructed or has, or has previously had, commercial operations.

         "Greenfield Project" means a project to construct a new electric generating facility in the United States or Canada when the interest to be acquired is acquired prior to one hundred thirty five (135) days after the date of commercial operation.

         "IPO" means an underwritten offering or series of underwritten offerings pursuant to which the common stock, par value $.01 per share ("Common Stock") of the Company, becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a) in which either (i) the Common Stock issued in such IPO constitutes at least 20% of the Common Stock or (ii) the gross proceeds to the Company and any selling stockholders, in the aggregate, is at least $75 million before deducting underwriting discounts, commissions and offering expenses and (b) which results in the Common Stock being held by at least 500 holders of record within the meaning of Rule 12g5-1 under the Exchange Act.

         "Negotiated Transaction" shall have the meaning set forth in Section
4.

         "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or government or any agency or political subdivisions thereof.

         SECTION 2. Term. The term of this Agreement shall be from the date hereof until the earlier to occur of (i) the closing of an IPO, (ii) six months after the date on which all TEPCO International Group representatives or nominees have ceased to hold any of the following positions of the Company: director, observer, officer or employee, (iii) the liquidation of the Company, and (iv) five years after the date hereof.

         SECTION 3. Auctions. With respect to a Facility which is the subject of an Auction, the TEPCO International Group shall be prohibited from bidding, and shall


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not bid, or take any steps with the seller of the Facility or any other third party to materially further the acquisition of such Facility, or any interest therein ("Acquisition Actions"), unless the Company provides the TEPCO International Group with prior written notice that the TEPCO International Group may take Acquisition Actions with respect to such Facility (the "Granting Notice"). Any Granting Notice shall be given by the Company in the sole discretion of the Company and under no circumstance shall the Company be under an obligation to provide a Granting Notice. If the Company provides to the TEPCO International Group a Granting Notice with respect to a Facility, the TEPCO International Group may take any and all Acquisition Actions with respect to such Facility. The Company may, but shall be under no obligation to, proceed with Acquisition Actions with respect to a Facility for which it did not provide a Granting Notice.

         SECTION 4. Negotiated Transactions. If the TEPCO International Group wishes to take Acquisition Actions with respect to a Facility (the "Subject Facility") which is not the subject of an Auction (any transaction, or attempted transaction, to acquire any such Facility, or an interest therein, is referred to as a "Negotiated Transaction"):

                    (i) the TEPCO International Group shall provide, in good faith, taking into account all relevant facts and circumstances, the Company with written notice (a "Facility Notice") including (a) the identity of the Subject Facility, (b) a statement that the TEPCO International Group, subject to this Section 4, intends to take Acquisition Actions to purchase such Subject Facility, or an interest therein, and (c) a statement that the TEPCO International Group believes it has a reasonable probability of acquiring such Subject Facility, or an interest therein, in such Negotiated Transaction. The Company shall provide a written response (a "Response") to any and all Facility Notices, which Response shall indicate whether or not the Company intends to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein (a Response stating that the Company does not have such intention is referred to as a "No Intention Response"). Such Response shall be given in good faith, taking into account all relevant facts and circumstances, within sufficient time (a "Response Period") to allow the TEPCO International Group, if a No Intention Response is given, to pursue, on a commercially reasonable basis, the purchase of such Subject Facility, or an interest therein, in the Negotiated Transaction. Prior to the receipt of a Response to a Facility Notice, the TEPCO International Group shall take no Acquisition Actions with respect to the Subject Facility.

                    (ii) In the event the Company indicates in a Response that it intends to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein, through a Negotiated Transaction (a "Positive Response"), the TEPCO International Group shall be precluded from taking any Acquisition Actions with respect to the Subject Facility; provided, however, that in the event that the Company, after



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initially giving a Positive Response with respect to the purchase of such
Subject Facility, or an interest therein, subsequently decides not to pursue such purchase, the Company shall promptly provide a No Intention Response to the TEPCO International Group with respect to such Subject Facility. If the Company gives a No Intention Response, the TEPCO International Group shall have the right to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein.

                    (iii) In the event that, during negotiations with respect to a Negotiated Transaction, the seller of the Subject Facility commences an Auction, the provisions of Section 3 shall apply to such Subject Facility, and the TEPCO International Group shall immediately terminate any Acquisition Actions with respect to such Subject Facility unless a Granting Notice is given with respect to such Subject Facility.

         SECTION 5. Excluded Assets. Notwithstanding the foregoing, the TEPCO International Group shall have the right to take Acquisition Actions, with respect to (i) any interest in an existing Facility owned by the TEPCO International Group as of the date of this Agreement, (ii) to a Greenfield Project and (iii) any interest in a Facility in which TEPCO International and a Person identified in a separate letter between the Company and TEPCO International dated the date hereof, have a joint investment, whether before or after the date of this Agreement.

         SECTION 6. Representations and Warranties. Each party represents and warrants to the other parties that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement and any other documentation relating to this Agreement, (iii) the execution, delivery and performance of this Agreement and any other documentation relating to this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any material contracts to which it is a party or any law, rule or regulation material to it or order or the like applicable to it, (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, (v) there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it, and (vi) there is not pending or, to its knowledge, threatened against it or any of its affiliates, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement or any other document relating to this Agreement to which it is a party.

         SECTION 7. Assignment. No party shall assign this Agreement or its rights or obligations hereunder to any party without the prior written consent of the other party.



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         SECTION 8. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         SECTION 9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         SECTION 10. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         SECTION 11. Counterparts. This Agreement may be executed in separate counterparts each of which, when delivered to the other party, shall be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by facsimile or reputable overnight courier service (charges prepaid) to the Company and TEPCO International at the addresses set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or on receipt.

         The Company's address is:        Orion Power Holdings, Inc.
                                          7 East Redwood Street
                                          10th Floor
                                          Baltimore, Maryland  21202
                                          Facsimile:  (410) 234-0994
                                          Attention:  General Counsel


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                                          with a copy to:

                                          Fried, Frank, Harris,
                                          Shriver & Jacobson
                                          One New York Plaza
                                          New York, New York  10004
                                          Facsimile: (212) 859-8000
                                          Attention: Paul M. Reinstein, Esq.

         TEPCO International Group's
         address is:                      Tokyo Electric Power Company
                                          International B.V.
                                          Officia 1, De Boelelaan 7, 1083HJ
                                          Amsterdam, The Netherlands
                                          Facsimile:  31-20-642-7675
                                          Attention:  BTM Trust (Holland) B.V.

                                          with a copy to:

                                          The Tokyo Electric Power Company
                                          1-3 Uchisaiwai-cho 1-chome Chiyoda-ku
                                          Tokyo 100-0011 Japan
                                          Facsimile:  81-3-3596-8438
                                          Attention:  Business Development Group
                                          International Affairs Department

                                          with a copy to:

                                          Morgan, Lewis & Bockius LLP
                                          300 S. Grand Avenue, 22nd Floor
                                          Los Angeles, California 90071
                                          Facsimile:  (213) 612-2554
                                          Attention:  Richard A. Shortz, Esq

         SECTION 13. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally



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waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

         SECTION 14. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         SECTION 15. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         SECTION 16. Remedies. Each party hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. In no case shall any party be liable to the other for a breach of this Agreement for consequential, indirect, punitive or special damages.

         SECTION 17. Confidentiality. The parties hereto shall keep the existence and the terms of this Agreement strictly confidential unless (i) the disclosing party has received the advice of independent counsel that such disclosure is required by any law (including, without limitation, any judicial order) or other requirement of any governmental entity to which the disclosing party is subject (provided that prior to such disclosure, the disclosing party promptly advises and consults with the non-disclosing parties concerning the information it proposes to disclose), (ii) the disclosing party discloses such information to a potential purchaser of Company equity held by the disclosing party (provided that prior to such disclosure, the potential purchaser executes a confidentiality agreement imposing confidentiality obligations on such potential purchaser with respect to any non-competition agreement substantially identical to the confidentiality obligations imposed by this Section 17) or
(iii) such



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information becomes publicly available (other than as a result of any act or omission by such disclosing party).

                           [INTENTIONALLY LEFT BLANK]




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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                            ORION POWER HOLDINGS, INC.

                            By:
                                  -------------------------------------
                                  Name:    Jack Fusco
                                  Title:   Chief Operating Officer


                            TOKYO ELECTRIC POWER COMPANY
                            INTERNATIONAL, B.V.


                            By:
                                  -------------------------------------
                                  Name:
                                  Title:






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                TOKYO ELECTRIC POWER COMPANY INTERNATIONAL B.V.
                       Officia 1, De Boelelaan 7, 1083HJ
                           Amsterdam, The Netherlands

November ___, 1999

Orion Power Holdings, Inc.
7 East Redwood Street, 10th Floor
Baltimore, Maryland 21202

RE: NON-COMPETITION AGREEMENT, BY AND BETWEEN TOKYO ELECTRIC POWER COMPANY INTERNATIONAL B.V. AND ORION POWER HOLDINGS, INC., DATED AS OF EVEN DATE HEREWITH

Ladies and Gentlemen:

Reference is hereby made to that certain Non-Competition Agreement, by and between Tokyo Electric Power Company International B.V. ("TEPCO International") and Orion Power Holdings, Inc. ("Orion"), dated as of even date herewith (the "Non-Competition Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Non-Competition Agreement.

For purposes of Section 5(iii) of the Non-Competition Agreement, TEPCO International and Orion hereby agree that the Persons to be identified in accordance with the terms thereof is hereby identified as Tenaska, Inc. and its affiliates.

Sincerely yours,

TOKYO ELECTRIC POWER COMPANY
INTERNATIONAL B.V.

By:
   -----------------------------------------
Name:
     ---------------------------------------
Its:
    ----------------------------------------


AGREED AND ACKNOWLEDGED:

ORION POWER HOLDINGS, INC.

By:
   -----------------------------------------
Name:
     ---------------------------------------
Its:
    ----------------------------------------